Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated November 9, 2020, with respect to the consolidated financial statements of LD Holdings Group, LLC and Subsidiaries and with respect to the balance sheet of loanDepot, Inc., included in the Registration Statement (Form S-1 No. 333-252024) and related Prospectus of loanDepot, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California

January 20, 2021